As filed with the Securities and Exchange Commission on December 20, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arbutus Biopharma Corporation

(Exact name of registrant as specified in its charter)

British Columbia	980597776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100-8900 Glenlyon Parkway
Burnaby, British Columbia

V5J 5J8 Canada

(Address of Principal Executive
Offices)

ARBUTUS BIOPHARMA CORPORATION 2011 OMNIBUS SHARE COMPENSATION PLAN
(Full title of the plan)

Mark J. Murray

President and Chief Executive Officer

Arbutus Biopharma Corporation

100-8900 Glenlyon Parkway

Burnaby, British Columbia

V5J 5J8 Canada

(Name and address of agent for service)

(267) 469-0914

(Telephone number, including area code, of agent for service)

With Copies to:

Steven J. Abrams Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 (267) 675-4600	R. Hector MacKay-Dunn, Q.C. Farris, Vaughan, Wills & Murphy LLP 2500-700 West Georgia Street Vancouver, British Columbia Canada V7Y 1B3 (604) 684-9151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐
Accelerated filer	☒
Non-accelerated filer	☐
Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	3,977,917	(2)	$5.77	(4)	$22,952,581.09	$2,781.86
Common Shares, no par value	895,712	(3)	$4.37	(5)	$3,914,261.44	$474.41
Total	4,873,629				$26,866,842.53	$3,256.27

(1)          In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Represents common shares reserved for issuance pursuant to options outstanding under the Registrant’s 2011 Omnibus Share Compensation Plan (as amended, the “Plan”) as of the date of this Registration Statement, which amount may again become available for grant and issuance under the Plan in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised.

(3)          Represents common shares reserved for future issuance under the Plan.

(4)          Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the Plan as of the date of this registration statement.

(5)          Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of common stock on December 18, 2018, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Arbutus Biopharma Corporation 2011 Omnibus Share Compensation Plan, as amended, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)   The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 16, 2018;

(b)   The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 (filed with the Commission on May 4, 2018), June 30, 2018 (filed with the Commission on August 3, 2018) and September 30, 2018 (filed with the Commission on November 7, 2018);

(c)   The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2018, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017;

(d)   The Registrant’s Current Reports on Form 8-K filed with the Commission on January 17, 2018, February 8, 2018, February 14, 2018, February 22, 2018, March 12, 2018, March 29, 2018, April 12, 2018, April 12, 2018, April 30, 2018, May 25, 2018, June 8, 2018, August 10, 2018, August 13, 2018, August 28, 2018, October 9, 2018, October 22, 2018 and November 26, 2018; and

(e)   The description of the common shares set forth under the heading “Description of Share Capital, Common Shares and Related Information” contained in the Registrant’s Registration Statement on Form F-10 (File No. 333-169311), initially filed with the Commission on September 10, 2010, as subsequently amended by Amendment No. 1 to the Registrant’s Registration Statement on F-10, filed with the Commission on November 4, 2010, and incorporated by reference into the Registrant’s Registration Statement on Form 8-A12B, as filed with the Commission on November 4, 2010.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                     Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Not applicable.

Item 6.                  Indemnification of Directors and Officers.

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, the Registrant may, subject to Section 163 of the Act:

1)             indemnify an individual who:

•                  is or was a director or officer of the Registrant;

•                  is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Registrant; or (ii) at the Registrant’s request, or

•                  at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

2)             after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•                  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

•                  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

•                  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•                  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of the Registrant or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•                  order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•                  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•                  order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;

•                  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•                  make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Under the Registrant’s articles, and subject to the Act, the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles.

Under the Registrant’s articles, and subject to the Act, the Registrant may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Registrant. The Registrant has entered into indemnity agreements with certain of its directors and officers.

Under the Registrant’s articles, and subject to the Act, the Registrant may advance expenses to an eligible party.

Pursuant to the Registrant’s articles, the failure of an eligible party to comply with the Act or the Registrant’s articles does not, of itself, invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

Under the Registrant’s articles, the Registrant may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

Exhibit Number	Description

5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP (filed herewith).

10.1

Arbutus Biopharma Corporation 2011 Omnibus Share Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on August 4, 2016).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.                   Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in in the city of Burnaby, British Columbia, Canada, on December 20, 2018.

ARBUTUS BIOPHARMA CORPORATION

By:	/s/ Mark J. Murray, Ph.D.
Mark J. Murray, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Arbutus Biopharma Corporation, hereby severally constitute and appoint Mark J. Murray and David C. Hastings, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Arbutus Biopharma Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ MARK J. MURRAY, PH.D.	President, Chief Executive Officer and Director	December 20, 2018
Mark J. Murray, Ph.D.	(Principal Executive Officer)

/S/ DAVID C. HASTINGS	Chief Financial Officer	December 20, 2018
David C. Hastings	(Principal Financial Officer)

/S/ KOERT VANDENENDEN	Chief Accounting Officer	December 20, 2018
Koert VandenEnden	(Principal Accounting Officer)

/S/ FRANK TORTI, M.D.	Chairman	December 20, 2018
Frank Torti, M.D.

/S/ DANIEL BURGESS	Director	December 20, 2018
Daniel Burgess

/S/ RICHARD C. HENRIQUES	Director	December 20, 2018
Richard C. Henriques

/S/ KEITH MANCHESTER, M.D.	Director	December 20, 2018
Keith Manchester, M.D.

/S/ MYRTLE POTTER	Director	December 20, 2018
Myrtle Potter

/S/ JAMES MEYERS	Director	December 20, 2018
James Meyers